[WINTHROP LETTERHEAD]
                   FIRST WINTHROP CORPORATION
                     One International Place
                        Boston, MA  02110
                         (617) 330-8600


TO:       Investor Limited Partners

FROM:     Beverly L. Bergman

DATE:     December 19, 1994

RE:       SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
          (the "Partnership")
_______________________________________________________________

Limited Partners and Three Winthrop Properties, Inc., the managing general partner of the Investor Partnership ("Winthrop"), have recently received materials from Theodore N. Lerner which contain an offer to purchase the Investor Partnership's 90% interest in Springhill Lake Apartments (the "Property"). Mr. Lerner currently holds a 10% ownership interest in the Property by virtue of being a limited partner of the ten "Operating Partnerships" which hold title to the Property. Mr. Lerner is also the principal shareholder of the company which has provided property management services to the Property since 1985. Prior to Mr. Lerner's mailing of the materials, Winthrop had provided notice to Mr. Lerner that it intends to terminate his management contract on the earliest date permitted by the contract, which Winthrop believes to be January 31, 1995.

The materials sent by Mr. Lerner also describe his strategy to force a sale of the Property or the Investor Partnership's 90% interest in the Property if Winthrop, as general partner of the Investor Partnership, decides not to pursue a sale. Per the terms of the Investor Partnership Agreement, a sale of the Property or the Investor Partnership's 90% interest in the Property requires the approval of both Winthrop and a majority in interest of Limited Partners.

The materials sent by Mr. Lerner do not require any response from Limited Partners. The materials do, however, require a response from Winthrop. We are currently studying the materials and will provide Limited Partners and Mr. Lerner with a response within the next several weeks.

Also enclosed with this memorandum is a copy of an 8-K filing which Winthrop recently made with the Securities and Exchange Commission.

The filing describes a recent transaction which affects the control of Winthrop.

If you have any questions about the matters discussed please call me at (800) 333-4556.

cc:  Account Executive

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                      [WINTHROP LETTERHEAD]



TO:       Investor Limited Partners

FROM:     Beverly L. Bergman

DATE:     January 24, 1995

RE:       SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
          (the "Partnership")
_______________________________________________________________

We are informed that Theodore Lerner has recently mailed materials to you seeking your consent to a dissolution of the Partnership
(the "Lerner Solicitation"). Mr. Lerner's intention is to force a sale of the Partnership's 90% interest in Springhill Lake
Apartments to Greenbelt Residential Limited Partnership
("Greenbelt"), an entity affiliated with Mr. Lerner.

Three Winthrop Properties, Inc., the Managing General Partner of the Partnership, is concluding its analysis of Greenbelt's offer to purchase the property as well as the alternatives to accepting the Greenbelt offer. We expect that a responsive communication will be mailed to you before the end of this week.

You have until March 7, 1995 (the stated expiration date of the Lerner Solicitation) to make a decision with respect whether you wish to give Mr. Lerner your proxy to dissolve the Partnership. There is no urgency or need for you to take any action prior to March 7, 1995 with respect to the Lerner Solicitation. We therefore strongly urge you to refrain from taking any action with respect to the Lerner Solicitation until you have had the benefit of evaluating the Managing General Partner's response to the Greenbelt offer.

In the interim, if you have any questions please do not hesitate to contact me at (800) 333-4556.

cc:  Account Executive




FIRST WINTHROP CORPORATION
One International Place
Boston, MA  02110
(617) 330-8600





BEVLTR2.EXH

To:   Investor Limited Partners
From: Beverly L. Bergman
Date: February 1, 1995
Re:   Springhill Lake Investors Limited Partnership (the
     "Partnership")

   On January 24, 1995, we wrote to you regarding the materials sent to you by Theodore Lerner seeking your consent to a dissolution of the Partnership (the "Lerner Solicitation"). On February 1, 1995, Aquarius Acquisition, L.P. ("Aquarius") commenced a tender offer (the "Aquarius Offer") to acquire limited partnership units of the Partnership. As set forth in the enclosed
Schedule 14D-9 filed with the Securities and Exchange Commission by the Partnership in response to the Aquarius Offer, Three Winthrop Properties, Inc. ("Three Winthrop"), the managing general partner of the Partnership, is an affiliate of Aquarius and, because of the conflict of interest inherent in such affiliation, the Partnership is making no recommendation and is remaining neutral as to whether Limited Partners should tender their limited partnership interests pursuant to the Aquarius Offer. Similarly, Three Winthrop is not taking a position with respect to the Lerner Solicitation.

   Should you have any questions, please feel free to contact me at 800-333-4556.

cc: Account Executive